Exhibit 99.1

NASDAQ: EPMD	For Further Information Contact:

James Caruso, CFO
(856) 753-8533

EP MEDSYSTEMS REPORTS 2007 SECOND QUARTER RESULTS

West Berlin, NJ (August 14, 2007)—EP MedSystems, Inc. (NASDAQ: EPMD), today reported its financial results for the second quarter ending June 30, 2007. Total revenues for the second quarter of 2007 increased 31% to $4,347,000 over second quarter of 2006 revenue of $3,312,000. Total revenues for the six months ended June 30, 2007 were $7,891,000, an increase of $501,000, or 7%, over the six months ended June 30, 2006. The 2006 period included approximately $705,000 of nonrecurring sales to our Japanese distributor.

Gross margin in the second quarter of 2007 increased 2 points to 64% compared to the second quarter of 2006. For the six months ended June 30, 2007, gross margin was 66% as compared to 62% in 2006. The increase in gross margin was partly attributable to higher average selling prices of our EP-WorkMate® platform sales integrated with our recently released NurseMate viewing station and MapMate interface features.

The company’s net loss declined 42% to $1,276,000, or $.04 per share, for the second quarter of 2007, compared to a net loss of $2,213,000, or $.07 per share, in the second quarter of 2006. For the six months ended June 30, 2007 the net loss was $2,785,000, or $.09 per share, a 25% decline versus $3,708,000, or $.13 per share, for the period in 2006.

Cash and cash equivalents at June 30, 2007 were $5.3 million, compared to $7.7 million on hand at December 31, 2006.

David Bruce, President and Chief Executive Officer, commented, “We are encouraged with the progress that we’ve made through the second quarter of 2007, achieving revenue growth of 31% over last year’s second quarter and 23% sequential growth over the first quarter of 2007. With revenues and gross margins increasing and operating expenses declining, cash used in operations is down by 26% to $2.2 million in the first half of the year. We are realizing higher average selling prices by selling more features with our existing EP-WorkMate® platform and sales of our intracardiac ultrasound products increased 77% during the second quarter of 2007 following the introduction of our ViewMate II ultrasound system, developed with our partner Philips Medical Systems, launched in April, 2007. We see a good pipeline of activity in our electrophysiology electronics and software business and we remain focused on market penetration with our intracardiac ultrasound catheter and systems.”

Conference Call:

We have scheduled a conference call for 4:30 pm EST today, August 14, 2007, to discuss the financial results for the second quarter of 2007. The call is open to all listeners and will be followed by a question and answer session. To access the live conference call, dial (800) 240-5318 and give the company name “EP MedSystems.” An audio replay of the conference call will be accessible starting two hours following the live event. Access to the replay is available through August 28, 2007 by dialing (800) 405-2236 (access code 11095079#)

About EP MedSystems:

EP MedSystems develops and markets cardiac electrophysiology (“EP”) products used in visualizing, diagnosing and treating certain cardiac rhythm disorders. The Company’s EP product line includes the EP-WorkMate Electrophysiology Workstation, the MapMate Navigation Interface, the NurseMate Remote Review Charting Station, the EP-4 Computerized Cardiac Stimulator, fixed and deflectable diagnostic electrophysiology catheters and related disposable supplies, and the ViewMate II intracardiac ultrasound catheter imaging system. For more information, visit our website at www.epmedsystems.com.

Forward Looking Statements:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by or including the words “believes”, “expects”, “anticipates”, “intends”, “plans”, “estimates”, or similar expressions. Such forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such forward-looking statements are only predictions and are subject to risks and uncertainties that could cause actual results or events to differ materially and adversely from the events discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, EP MedSystems’ history of losses, uncertainty of market acceptance of our products and level of sales, uncertainty of future profitability and future liquidity needs; possible fines costs or penalties that may be incurred in connection with the government inquires and investigations and risks regarding regulatory approvals and demand for new and existing products. In addition, the economic, competitive, governmental, technological and other factors identified under the heading “Risk Factors” as stated in the Company’s Annual Report filed on Form 10-K for the year ended December 31, 2006 and information contained in subsequent filings with the Securities and Exchange Commission could affect actual results.

EP MedSystems cautions investors and others to review the cautionary statements set forth in this press release and in EP MedSystems’ reports filed with the Securities and Exchange Commission and cautions that other factors may prove to be important in affecting the EP MedSystems’ business and results of operations. Readers are cautioned not to place undue reliance on this press release and other forward-looking statements, which speak only as of the date of this release. EP MedSystems undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.

EP MEDSYSTEMS, INC.

SELECTED FINANCIAL DATA

(Unaudited)

	Six Months Ended		Three Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Net sales	$7,891,033	$7,389,969	$4,346,787	$3,311,858
Cost of products sold	2,721,037	2,832,488	1,564,275	1,244,252

Gross profit	5,169,996	4,557,481	2,782,512	2,067,606

Operating costs and expenses:
Sales and marketing expenses	4,829,781	4,969,986	2,519,723	2,555,588
General and administrative expenses	1,730,374	1,956,643	784,292	1,093,407
Research and development expenses	1,423,171	1,378,712	757,722	680,620

Total operating expenses	7,983,326	8,305,341	4,061,737	4,329,615

Loss from operations	(2,813,330)	(3,747,860)	(1,279,225)	(2,262,009)
Interest and other income	157,495	164,374	67,704	112,015
Interest expense	(129,126)	(124,126)	(64,631)	(63,421)

Net loss	$(2,784,961)	$(3,707,612)	$(1,276,152)	$(2,213,415)

Basic and diluted loss per share	$(0.09)	$(0.13)	$(0.04)	$(0.07)

Weighted average shares outstanding used to compute basic and diluted loss per share	30,375,402	28,277,500	30,385,456	30,365,236

	At June 30, 2007	At June 30, 2006
Balance Sheet Data

Cash and cash equivalents	$5,298,789	$11,408,957
Working capital	$7,841,532	$14,150,286
Total assets	$16,258,517	$21,082,096
Total liabilities	$6,461,337	$6,496,024
Shareholder’s equity	$9,797,180	$14,586,072